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                                                                      EXHIBIT 5
                          LETTERHEAD OF ROPES & GRAY

                                  May  , 1998

Dynatech Corporation
3 New England Executive Park
Burlington, MA 01803

  Re: Shares of Recapitalized Common Stock, no par value, of Dynatech Corporation

Ladies and Gentlemen:

  We have acted as counsel to Dynatech Corporation, a Massachusetts corporation (the "Company"), in connection with the issuance by the Company of 9,193,600 shares (the "Shares") of its common stock, no par value per share pursuant to the Agreement and Plan of Merger dated December 20, 1997 between the Company and CDRD Merger Corporation (the "Merger Agreement"). This opinion is furnished to you in connection with the registration statement/proxy statement of the Company on Form S-4 (No. 333-44933), as amended, and all exhibits thereto (the "Registration Statement"), all as filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

  We express no opinion as to the laws of any jurisdiction other than those of The Commonwealth of Massachusetts.

  Based upon and subject to the foregoing, we are of the opinion that, upon the issuance of the Shares by the Company in accordance with the terms of the Merger Agreement, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement at each place in which it appears.

                                          Very truly yours,

                                          /s/ Ropes & Gray

                                          Ropes & Gray